Exhibit 99.1

FOR IMMEDIATE RELEASE: November 14, 2014

Salon Media Group Reports Second Quarter Fiscal 2015 Results

61% Increase in Traffic Reported

NEW YORK, NY (November 14, 2014). Salon Media Group, Inc. (OTCQB: SLNM) today announced its results for the three months ended September 30, 2014.

Highlights:

●	Net revenue was $1.0 million
●	Unique visitors to Salon.com grew 61% compared to the same period last year
●	Salon.com reached an all-time high traffic of 18.9 million users for the month of October 2014
●	Mobile users grew 132% compared to same quarter last year
●	Social media referral traffic growth was fueled by 296% growth in Facebook traffic compared to the same quarter last year

Net revenue for the period was $1.0 million, a decline of 34% from the $1.6 million reported for the three months ended September 30, 2013. For the six months ended September 2014, net revenue was $2.3 million, a decline of 18% from the $2.8 million reported for the six months ended September 30, 2013. The drop in revenue was a result of the competitive advertising landscape for smaller Internet media companies, and challenges monetizing our rapidly growing mobile traffic.

Operating expenses for the three months ended September 30, 2014 rose 10% to $2.2 million compared to $2.0 million for the same period last year. For the six months ended September 30, 2014, operating expenses were $4.3 million, compared to $3.9 million for the same period in 2013. The increase in operating expenses resulted primarily from higher stock-based compensation, increased rent due to our new and larger office in New York, and an increase in professional fees. The Company’s loss from operations for the three months ended September 30, 2014 was $1.2 million, compared to a loss of $0.5 million for the same period last year. The Company’s loss from operations for the six months ended September 30, 2014 was $2.1 million, compared to a loss of $1.2 million for the same period last year.

A key component of Salon’s business strategy has been to drive audience growth across Salon’s platforms on desktop, tablet and mobile because achieving scale should increase the Website’s attractiveness to advertisers. Unique visitors to the Salon.com Website during the September 2014 quarter continued its robust growth, increasing 61% compared to the quarter ended September 30, 2013, and increasing 11% compared to the prior quarter ended June 30, 2014, according to data compiled by Google Analytics. Unique visitors as measured by comScore Media Metrix increased 79% compared to the quarter ended September 30, 2013, and 9% compared to the June 2014 quarter. The comScore analysis, which uses a panel-centric methodology to collect data, is a new measurement that includes mobile traffic and has been compiled since July 2013.

Salon reached a new traffic milestone in October 2014, when it recorded monthly users for the Salon.com website of 18.9 million users, an all-time high for the website, as measured by Google Analytics, and 13.7 million users as measured by comScore’s Media Metrix.

Salon continues to experience strong increases in mobile users, which grew 132% in the September 2014 quarter compared to the same quarter last year, and 21% compared to the June 2014 quarter. The Company continues to see a significant shift to users accessing Salon from mobile devices, with 57% visiting the Website from mobile devices in the month of June 2014, compared to 39% in September 2013.

Salon’s traffic has also been fuelled by social media referral traffic, which grew 142% in the September 2014 quarter versus the June 2014 quarter, and 18% compared to the same period in the prior year.  Facebook continues to be the largest social media referral, increasing 30% compared to the June 2014 quarter, and 296% compared to the September 2013 quarter. Twitter also grew strongly in the June 2014 quarter, increasing 13% compared to the June 2014 quarter.

During the quarter we have entered new partnerships to extend our brand to new users in order to achieve a broader audience. In the September quarter, we entered into editorial partnerships with Whisper, a social network that allows people to make anonymous public confessions, with Tango, a popular direct messaging and mobile video platform with over 250 million users, and with The Washington Post.

We have also begun to test the waters to develop new revenue streams, beginning with several small live, ticketed events. In September 2014, we partnered with Happy Ending to host readings by authors Zadie Smith, Leslie Jamison and Matthew Thomas and a musical performance by Emily Wells. During the readings, artist Edwina White created collages, which were projected onto the stage next to the authors. We will be hosting another Happy Ending live event in December with a reading by Lena Dunham. Although these events generate only a small revenue stream, they provide market insight and data from which to build the events business in the future.

Salon also provides brands with a dynamic platform for sharing an array of video assets through our native advertising products. Native advertising was 21% of all of our direct sales during the six months ended September 30, 2014. Video products are in high demand with our advertisers. In the past six months, about 50% of all our direct advertising including video assets. Our video advertisers have included companies such as Siemens, AT&T, Amazon, Adobe, Cadillac, Infiniti, Lexus, Cole Haan, Warner Brothers, MSNBC, HBO, Showtime, FX, IFC, AMC, and National Geographic.

“Our ever-increasing audience speaks to our commitment to high quality content, which we continue to perfect and refresh through unique, immersive formats that are mobile and social by nature,” said Cynthia Jeffers, CEO of Salon Media Group. “This expanded user base strongly positions us to continue to build our business.”

About Salon Media Group

Salon Media Group (OTCQB: SLNM) operates the pioneering, award-winning news site, Salon.com. Salon.com covers breaking news, politics, culture, technology and entertainment through investigative reporting, fearless commentary and criticism, and provocative personal essays. Salon.com has been a leader in online media since the dawn of the digital age and has bureaus in San Francisco, New York City and Washington D.C.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are made as of the date of this press release based upon our current expectations. All statements, other than statements of historical fact, including, but not limited to, statements regarding our traffic, strategy, plans, objectives, expectations, intentions, financial performance, financing, economic conditions, on-line advertising, market performance, and revenue sources constitute “forward-looking statements.” The words “may,” “will,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “potential” or “continue” and similar types of expressions identify such statements, although not all forward-looking statements contain these identifying words. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Important factors that could cause such differences include, but are not limited to:

●	Our cash flows may not meet expectations
●	Our reliance on related parties for significant operating and investment capital
●

Our principal stockholders exercise a controlling influence over our business affairs and may make business decisions with which non-principal stockholders disagree and may affect the value of their investment

●	Our dependence on advertising sales for significant revenues
●	The effect of online security breaches
●	Our ability to promote the Salon brand to attract and retain users, advertisers and strategic partners
●	Our ability to hire, integrate and retain qualified employees
●	The impact of the potential loss of key personnel, including editorial staff
●	The success of our efforts to protect our intellectual property or defend claims of infringement by third parties
●	Our technology development efforts may not be successful in improving the functionality of our network
●	Our reliance on third parties to provide necessary technologies

This press release should be read in conjunction with our Quarterly Report on Form 10-Q for the quarter ended September 30, 2014, filed with the SEC on November 14, 2014, and our Annual Report on Form 10-K for the fiscal year ended March 31, 2014, filed with the SEC on June 26, 2014, including the “Risk Factors” set forth in such reports, and our other reports currently on file with the Securities and Exchange Commission, which contain more detailed discussion of risks and uncertainties that may affect future results. We do not undertake to update any forward-looking statements except as otherwise required by law.

INVESTOR RELATIONS CONTACT:

Elizabeth Hambrecht
Chief Financial Officer

870 Market Street, Suite 528

San Francisco, CA 94102

(415) 275-3936

SALON MEDIA GROUP, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share and par value amounts)

	September 30,	March 31,
	2014	2014 (1)
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$175	$119
Accounts receivable, net of allowance of $60	987	1,475
Prepaid expenses and other current assets	189	289
Total current assets	1,351	1,883
Property and equipment, net	59	54
Other assets, principally deposits	301	96
Total assets	$1,711	$2,033
Liabilities and Stockholders' Deficit
Current liabilities:
Short-term borrowings	$1,000	$1,000
Related party advances	4,276	2,791
Accounts payable and accrued liabilities	1,304	1,210
Deferred revenues	9	-
Total current liabilities	6,589	5,001

Deferred rent	83	2
Total liabilities	6,672	5,003
Commitments and contingencies (See Note 5)

Stockholders’ deficit:
Preferred Stock, $0.001 par value, 5,000,000 shares authorized, 1,075 shares issued and outstanding as of September 30, 2014 and March 31, 2014 (liquidation value of $2,460 as of September 30, 2014 and $2,426 as of March 31, 2014)	-	-
Common stock, $0.001 par value, 150,000,000 shares authorized, 76,245,442 shares issued and outstanding as of September 30, 2014 and March 31, 2014	76	76
Additional paid-in capital	115,696	115,605
Accumulated deficit	(120,733)	(118,651)
Total stockholders' deficit	(4,961)	(2,970)
Total liabilities and stockholders' deficit	$1,711	$2,033

(1)  Derived from the Company’s audited consolidated financial statements.

SALON MEDIA GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2014	2013	2014	2013

Revenue, net	$1,024	$1,563	$2,267	$2,760

Operating expenses:
Production and content	977	856	1,915	1,666
Sales and marketing	459	489	865	904
Technology	267	378	665	758
General and administrative	508	311	885	582
Total operating expenses	2,211	2,034	4,330	3,910

Loss from operations	(1,187)	(471)	(2,063)	(1,150)
Interest expense	(9)	(10)	(19)	(19)
Net loss	$(1,196)	$(481)	$(2,082)	$(1,169)

Basic and diluted net loss per share	$(0.02)	$(0.01)	$(0.03)	$(0.02)

Weighted average shares used in computing basic and diluted net loss per share	76,245	76,231	76,245	71,613